Securities and Exchange Commission
                     Washington, D.C. 20549



                            FORM 8-K

                         Current Report


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported):

                        January 31, 2002



                           CADIZ INC.
       (Exact name of issuer as specified in its charter)



                            Delaware
         (State or other jurisdiction of incorporation)



                0-12114                        77-0313235
        (Commission File Number)   (IRS Employer Identification No.)



100 Wilshire Boulevard, Suite 1600, Santa Monica, CA   90401
(Address of principal executive offices)             (Zip Code)






Registrant's telephone number, including area code: (310) 899-4700


Item 5.   OTHER EVENTS
          ------------

      Cadiz Inc. ("Cadiz") and ING Baring (U.S.) Capital LLC ("ING") have historically structured their financing arrangement with a view toward effective implementation of the Cadiz Groundwater Storage and Dry-Year Supply Program. As such, Cadiz and ING have amended the terms of their revolving credit and senior term facilities in order to extend the maturity dates of both facilities to January 31, 2003 and to increase the revolving credit facility from $15 million to $25 million. The additional revolving credit facility capacity will be used in furtherance of water resource opportunities for Cadiz both domestically and internationally as well as for general corporate and working capital purposes. The cash interest rate for both loan facilities was amended to LIBOR plus 3%, payable quarterly. At its option, ING at any time may convert up to $10 million outstanding under the revolving credit facility to Cadiz common stock at a rate equal to $8.00 per share, subject to standard anti-dilution adjustments. Currently, ING holds a senior deed of trust on substantially all of Cadiz property - other than property held by Cadiz' wholly-owned subsidiary, Sun World International, Inc. - under the term loan facility and a second lien on substantially all of the non-Sun World assets of Cadiz under the revolving credit facility.

      In connection with these amendments, Cadiz repriced certain previously issued warrants to ING to purchase common stock of Cadiz and issued 125,000 new warrants which are exercisable immediately. Additionally, only if the ING term and revolving loan facilities are not repaid by certain dates on or prior to January 30, 2003, 1,475,000 warrants may become exercisable and 25,000 shares of the Cadiz common stock may be issued to ING.

      While Cadiz currently anticipates repayment of the ING facilities with monies to be received under the program, Cadiz may, if it deems necessary, replace or renegotiate the terms of the ING facilities to accommodate other developments such as delays in the timetable for regulatory approvals or litigation related to the regulatory approvals of the program.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CADIZ INC.



                              By:   /s/ Stanley E. Speer
                                 -------------------------------
                                 -
                                 Stanley E. Speer
                                 Chief Financial Officer


Dated:  March 13, 2002